Exhibit 99.2

May 21, 2025

Board of Directors

Impact Biomedical, Inc.

275 Wiregrass Pkwy

Henrietta, NY 14586

Re:	Fairness Opinion

Members of the Board of Directors:

This letter sets forth our opinion as to the fairness, from a financial point of view, to Impact Biomedical, Inc. (“Impact”), a publicly traded company, and, as a result, to its respective equity holders, of the proposed merger transaction with Dr. Ashleys Ltd (“Ashleys”). The terms of the transaction, as outlined in the Agreement and Plan of Merger and Reorganization, involves a reverse merger between a wholly-owned subsidiary of Impact (“Merger Sub”) and a Cayman Island incorporated Company which holds ownership of the equity interests of Ashleys. Upon consummation of the merger, Merger Sub will cease to exist and Ashleys will become a wholly owned subsidiary of Impact (hereinafter, Impact on a combined basis with Ashleys referred to as “Post-Merger Impact”). In exchange, the shareholders of Impact will receive a 4.8% equity interest in Impact on a post transaction, fully diluted basis (hereinafter the merger is referred to as the “Transaction”).

The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger and Reorganization.

All capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement and Plan of Merger and Reorganization. We have been requested by the Board of Directors of Impact to render our opinion with respect to the fairness of the Transaction, from a financial point of view, to Impact and, as a result, its respective equity holders. We have not been requested to opine as to, and our opinion does not in any manner address, Impact’s underlying business decision to proceed with or effect the Transaction or the likelihood of consummation of the Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Agreement and Plan of Merger and Reorganization, or any class of such persons (however, we note that, to our knowledge, no such compensation is contemplated). Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Impact might engage. We are not legal, tax, accounting, technology, science, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, technology, science, or regulatory matters relating to Impact or Ashleys. We understand and have assumed that Impact has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, technology, science, regulatory, and other professionals.

Board of Directors

May 21, 2025

In connection with our engagement, we first estimated the Fair Market Value of each of i) Impact on a consolidated basis with its respective subsidiaries and ii) Ashleys on a consolidated basis with their respective subsidiaries, each on an individual basis immediately before the Transaction. We then estimated the Fair Market Value of Post-Merger Impact on a consolidated basis with its respective subsidiaries after giving effect to the Transaction.

For purposes of this evaluation, the term “Fair Market Value” is defined as the amount for which the equity of each of i) Impact on a consolidated basis with its respective subsidiaries and ii) Ashleys on a consolidated basis with its respective subsidiaries, each on an individual basis before the Transaction, and Post-Merger Impact on a consolidated basis with its respective subsidiaries after giving effect to the Transaction, would be sold by a willing buyer and willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts. Such Fair Market Value was determined by us by comparing the amount for which a willing buyer and willing seller (neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts ) would acquire the outstanding equity securities of each of Impact and Ashleys (I) consolidated with their respective subsidiaries and immediately before giving effect to the Transaction, and (II) Post-Merger Impact on a consolidated basis with its respective subsidiaries immediately after giving effect to the Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and Plan of Merger and Reorganization, and the specific terms of the Agreement and Plan of Merger and Reorganization, (2) certain publicly available business and financial information that we deemed to be generally relevant concerning Impact and Ashleys and the industries in which each entity operates, (3) financial and operating information with respect to the business, operations and prospects of Impact and Ashleys including financial projections with respect to the future financial performance of Impact and Ashleys, as reviewed and approved by management (“Projections”), (4) the individual balance sheets of Impact (as of March 31, 2025) and Ashleys (as of March 31, 2025), (5) a comparison of the projected financial performance of Impact and Ashleys with those of other companies and businesses that we deemed relevant. In addition, we have had discussions with the management of Impact and Ashleys concerning the business, operations, assets, liabilities, financial condition and prospects of Impact and Ashleys, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In the course of our evaluation, we reviewed the financial performance of certain other companies engaged in the same or related industries whose shares are publicly traded and the valuation multiples indicated for those publicly traded companies. We further conducted a valuation of Impact and Ashleys based upon the Projections provided by management and performed such other studies and analyses and considered such other factors as we deemed appropriate. We have conducted a valuation of the total equity of Impact and Ashleys, but have not conducted a separate valuation of its underlying assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities).

Corporate Valuation Advisors, Inc.

Board of Directors

May 21, 2025

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of Impact and Ashleys that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, upon the advice of Impact and Ashleys, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Impact and Ashleys as to the future financial performance of Impact and Ashleys and each entity will perform in accordance with such Projections. We assume no responsibility for, and we express no view as to any such Projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Impact or Ashleys and have not made or obtained any evaluations or appraisals of the underlying assets or liabilities of Impact and Ashleys. We have not evaluated the solvency or creditworthiness of Impact and Ashleys or the combined entities or any other party to the Agreement and Plan of Merger and Reorganization, or whether Impact and Ashleys is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of Impact and Ashleys to pay its respective obligations when they come due. In addition, we have relied on the assessments of Impact and Ashleys ability to retain key employees, customers, suppliers, commercial relationships, and strategic partners and other key existing and contemplated future agreements, relationships and arrangements.

In addition, you have not authorized us to, and we did not, (a) initiate any discussions with, or solicit any indications of interest from any third parties with respect to any alternatives to the Transaction, (b) participate in the structuring or negotiation of the Transaction, (c) advise the Board of Directors of Impact or any other party with respect to alternatives to the Transaction, or (d) identify or introduce to the Board of Directors of Impact or any other party any prospective investors, lenders or other participants in the Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. Our opinion addresses only the fairness of the Transaction, from a financial point of view, to Impact and, as a result, its respective equity holders. We express no opinion as to, and our opinion does not address, any other terms, aspects, or implications of the Transaction or the Agreement and Plan of Merger and Reorganization or any related agreements, including, without limitation, (i) any term or aspect of the Transaction that is not susceptible to financial analysis, (ii) the appropriate capital structure of Impact or Ashleys or whether Impact or Ashleys should be issuing debt or equity securities or a combination of both, and (iii) the prices at which securities of Impact or Ashleys may trade, be purchased or sold at any time, including following announcement or consummation of the Transaction. Our opinion should not be viewed as providing any assurance that the market value of the securities of Impact or Ashleys after the consummation of the Transaction will be in excess of the market value of Impact or Ashleys securities owned by such security holders at any time prior to the announcement or consummation of the Transaction. In addition, we make no representation or warranty regarding the adequacy of this opinion or the analyses underlying this opinion for the purpose of Impact or Ashleys compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

Corporate Valuation Advisors, Inc.

Board of Directors

May 21, 2025

We have assumed that the executed Transaction agreement will conform in all material respects to the latest Agreement and Plan of Merger and Reorganization reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and Plan of Merger and Reorganization. We have also assumed, at the direction of Impact or Ashleys management, that all material governmental, regulatory and third-party approvals, consents and releases for the Transaction will be obtained within the constraints contemplated by the Agreement and Plan of Merger and Reorganization and that the Transaction will be consummated in accordance with the terms of the Agreement and Plan of Merger and Reorganization without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Impact or Ashleys has obtained such advice as it deemed necessary from qualified professionals.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Impact in connection with its evaluation as to whether to affect the Transaction and does not constitute a recommendation as to how the Board of Directors should vote with respect to the Transaction. We will receive a fee as compensation for our services in rendering this opinion. Our fee is not contingent upon the successful consummation of the Transaction.

Based upon the foregoing, and subject to the limitations set forth herein, it is our opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to Impact and, as a result, its respective equity holders.

Very truly yours,

Corporate Valuation Advisors, Inc.

Corporate Valuation Advisors, Inc.